EXHIBIT 99.1

August 2, 2022

TO:	All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

Looking Ahead to 100 Years of the Federal Home Loan Banks

Last month, we celebrated the 90th anniversary of the Federal Home Loan Bank System. Today, we are looking ahead. On Wednesday, July 20, Federal Housing Finance Agency (“FHFA”) Director Sandra Thompson appeared before the House Financial Services Committee for a hearing entitled “Housing in America: Oversight of the Federal Housing Finance Agency”. While the hearing heavily focused on Fannie Mae and Freddie Mac, Director Thompson highlighted the role of the Federal Home Loan Banks – especially as reflected in the System’s collective response to the COVID-19 pandemic – in her written testimony:

“The FHLBanks’ core function is to provide liquidity in times of stress. This support is critical for small and community banks that often do not have access to other sources of low-cost funding. When the pandemic began, the FHLBanks helped to maintain liquidity in the market, meeting unprecedented advance demand from their member financial institutions.”

This is how the Federal Home Loan Banks are designed to act: to seamlessly expand or contract based on member needs – a flexibility supported by the nature of our capital, which is provided by our member-shareholders. Just as we were able to meet the unprecedented advance demand experienced at the onset of the pandemic, so too we were able to handle the significant declines that followed, as prolonged federal stimulus and record levels of member deposits eased the need for funding. And today, we are able to meet the steady increase in advance levels experienced both at the FHLBNY and Systemwide throughout the first half of 2022, as members look to their reliable liquidity partner amid an increasingly volatile environment.

In her written testimony, Director Thompson also announced a planned series of “listening sessions” through which the FHFA will engage the System’s stakeholders to position the System for the future. These sessions, with a view towards the 100th anniversary of the Federal Home Loan Bank System in 2032, will aim to ensure that the Home Loan Banks are best positioned to continue to act on our mission and meet the needs of our members and the communities we serve. Director Thompson stated:

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“[A]s we approach the 100th anniversary of the FHLBanks, now is a good time to re-examine their approach. We want to make sure they are positioned to continue to serve the needs of today and tomorrow, so FHFA will conduct a 90-year lookback, as well as a forward-looking analysis of the FHLBank System. We plan to engage a variety of stakeholders in the coming months, in addition to holding public listening sessions throughout the country. We want this review to be an opportunity to examine everything from the FHLBanks’ membership base, operational efficiency, and effectiveness, to more foundational questions about mission, purpose, and organization.”

I have previously reported on the comprehensive strategic review that the FHLBNY conducts as part of the development of our Strategic Plan – an effort we undertake every three years (in addition to our ongoing strategic planning efforts) through collaboration across our entire organization, engagement with our members and external subject matter experts, and input from our Board. Our strategy guides us as we act on our mission, and positions our franchise to remain relevant to our members and supportive of the communities we serve. Because of this, I look forward to the FHFA’s listening sessions, which align with our own focus on ensuring we are always positioned to meet the needs of today and tomorrow.

For nine decades, the Federal Home Loan Banks have played a vital role to our members in providing a stable and uninterrupted source of funding to meet their liquidity needs in any and all operating environments, helping to bring stability and equilibrium to the financial markets. This is the story we have to tell the FHFA, and it is vital that we tell it alongside our members. We can certainly expect external parties to share their speculative theories on the future of the System, but these listening sessions will benefit the most from input from our members – the actual users of the System. It is your voice that is best-suited to speak to the role, value and impact of the Home Loan Banks, today and tomorrow.

We will share the details of these listening sessions with our members when the FHFA releases the schedule, and I encourage our members to participate in whichever events are held in our region. Ours is a great story to tell and, as evidenced by these planned listening sessions, one that the FHFA has shown an interest in hearing. Through sharing these stories across the System and across the nation, we will ensure that the Federal Home Loan Banks are best positioned to continue to act on our mission, bring stability to the financial markets and support the needs of our members and the communities we serve for decades to come.

FHLBNY Announces Second Quarter 2022 Operating Highlights

On July 28, the Federal Home Loan Bank of New York announced our results for the second quarter of 2022. Through the volatility of the first half of the year, our members have continued to find a stable partner in the Federal Home Loan Bank of New York, as reflected in advances balances that have steadily increased throughout the first six months of the year – reaching $80.1 billion in liquidity flowing through members into communities across our District at quarter-end.

For 90 years, the Federal Home Loan Banks have been tasked with providing a steady, reliable source of liquidity in all economic cycles. It is a mission we are proud to act on every day, and one we look forward to continuing well into our second century.

Sincerely,

José R. González

President and Chief Executive Officer

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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